Exhibit 99.1

FOR IMMEDIATE RELEASE      Contacts:
                           Bill Chardavoyne
                           Chief Financial Officer
                           (310) 255-2229
                           bchardavoyne@activision.com

                           Kristin Mulvihill Southey
                           Vice President, Investor Relations
                           (310) 255-2635
                           ksouthey@activision.com

                           Maryanne Lataif
                           Vice President, Corporate Communications
                           (310) 255-2704
                           mlataif@activision.com


              ACTIVISION RAISES THIRD QUARTER FISCAL 2005 OUTLOOK
                  MARKING LARGEST QUARTER IN COMPANY'S HISTORY

                  -Third quarter net revenue outlook increases
                       from $500 million to $615 million-

        - Third quarter diluted EPS outlook grows from $0.49 to $0.55 -

Santa Monica, CA - December 16, 2004 - Activision, Inc. (Nasdaq: ATVI) announced today that based on better than expected consumer response to its holiday slate and catalogue titles, as well as the strength of its distribution and value divisions, the company is raising its net revenue and diluted earnings per share outlook for the third fiscal quarter, ending December 31, 2004.

For the fiscal third quarter, Activision expects record earnings per diluted share of $0.55 on net revenues of $615 million, an increase from the company's prior earnings outlook of $0.49 per diluted share on net revenues of $500 million. For the full fiscal year 2005, Activision expects earnings per diluted share of $0.81 on net revenues of $1.265 billion.

Robert Kotick, Chairman and CEO, Activision, Inc., said, "Our holiday releases and catalogue titles continue to perform well worldwide on all major platforms, and we now have nine games that have shipped in excess of one million units."

Kotick continued, "According to NPD Funworld, Tony Hawk's Underground 2 was the #4 best-selling game in aggregate across all platforms and X-Men Legends was the #8 best-selling game in aggregate across all platforms for the months of October and November combined in the U.S. Additionally, Spider-Man 2 for the Nintendo DS was the #1 best-selling third-party title and Call of Duty: Finest Hour was the #10 best-selling game across all platforms for the month of November."

Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment and leisure products. Founded in 1979, Activision posted net revenues of $948 million for the fiscal year ended March 31, 2004.

Activision maintains operations in the U.S., Canada, the United Kingdom, France, Germany, Italy, Japan, Australia, Scandinavia, Spain and the Netherlands. More information about Activision and its products can be found on the company's World Wide Web site, which is located at www.activision.com.

The statements made in this press release that are not historical facts are "forward-looking statements". These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties. The Company cautions readers of this press release that a number of important factors could cause Activision's actual future results to differ materially from those expressed in any such forward-looking statements. Such factors include, without limitation, product delays, retail acceptance of our products, industry competition, rapid changes in technology and industry standards, protection of proprietary rights, maintenance of relationships with key personnel, vendors and third-party developers, international economic and political conditions, integration of recently acquired subsidiaries and identification of suitable future acquisition opportunities.

These important factors and other factors that potentially could affect the Company's financial results are described in our filings with the Securities and Exchange Commission, including the Company's most recent Annual report on Form 10-K and Quarterly Report on Form 10-Q. Readers of this press release are referred to such filings. The Company may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in the Company's assumptions or otherwise. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


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